Exhibit 99.1

Press Release
General Inquiries: (713) 783-8000 www.sanchezmidstream.com

NYSE American Approves SNMP’s

Plan to Regain Compliance

HOUSTON--(GLOBE NEWSWIRE)-- June 29, 2020--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today announced that on June 25, 2020, the NYSE American LLC (the “Exchange”) notified the Partnership that it has accepted the Partnership’s plan to regain compliance with the Exchange’s continued listing standards.

As previously disclosed, on April 3, 2020, the Partnership received a letter from the Exchange stating that the Partnership was below compliance with Section 1003(a)(i) of the Exchange’s continued listing standards, specifically because the Partnership reported partners’ capital of less than $2,000,000 as of December 31, 2019 and had net losses in two of its three most recent fiscal years.

The Partnership submitted a compliance plan to the Exchange on May 4, 2020 advising the Exchange how the Partnership plans to regain compliance with the Exchange’s continued listing standards by October 3, 2021. The Exchange has reviewed and accepted the plan and the Partnership has been granted a targeted completion date of October 3, 2021 to implement its plan and regain compliance.

If the Partnership is not in compliance with the continued listing standards by October 3, 2021, or if it does not make progress consistent with the plan during the plan period, the Exchange may initiate delisting proceedings as appropriate. The Partnership intends to regain compliance with the Exchange’s continued listings standards by such date; however, there is no assurance the Partnership will be able to accomplish this.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy-

related assets in North America. The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines and natural gas processing facilities, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in our documents on file with the SEC which are available on our website at www.sanchezmidstream.com and on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, “forward–looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties and other factors that are difficult to predict, many of which are beyond management's control.  These risks and uncertainties include, but are not limited to: the resolution of the pending Chapter 11 bankruptcy of Sanchez Energy Corporation and certain of its subsidiaries and its impact on the Partnership’s business, results of operations and financial condition; and the Partnership’s ability to comply with the plan and return to compliance with the Exchange’s continued listing standards prior to Oct. 3, 2021. An extensive list of factors that can affect future results are discussed in SNMP’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Partnership’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The Partnership’s filings with the SEC are available on its website at www.sanchezmidstream.com and on the SEC’s website at www.sec.gov. The forward-looking statements speak only as of the date made, and other than as required by law, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

ir@sanchezmidstream.com

(877) 847-0009